Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in the Prospectus constituting a part of this Registration Statement on Form S-4 of our report dated March 14, 2025 (which includes an explanatory paragraph relating to Haymaker Acquistion Corp,4’s ability to continue as a going concern), relating to the financial statements of Haymaker Acquistion Corp,4, as of December 31, 2024 and 2023 and for the years ended December 31, 2024 and for the period from March 7, 2023 (inception) through December 31, 2023, which is contained in that Prospectus. We also consent to the reference to our Firm under the caption “Experts” in the Prospectus.

/s/ WithumSmith+Brown, PC

New York, New York

November XX, 2025